Exhibit 99.1

Armata Pharmaceuticals Announces Third Quarter 2025 Results and Provides Corporate Update

LOS ANGELES, California, November 12, 2025 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its third quarter ended September 30, 2025, and provided a corporate update.

Third Quarter 2025 and Recent Developments:

●	Highlighted positive results from Phase 2a “diSArm” study of Armata’s lead therapeutic phage candidate, AP-SA02, as a potential treatment for complicated Staphylococcus aureus (“S. aureus”) bacteremia (“SAB”) at IDWeek 2025TM, on October 22 in Atlanta, Georgia. The abstract was accepted as a late-breaking abstract for oral presentation and was presented by Dr. Loren G. Miller, M.D., M.P.H., Professor of Medicine, David Geffen School of Medicine at UCLA, Chief, Division of Infectious Diseases at Harbor-UCLA Medical Center and the Lundquist Institute.
o	AP-SA02 combined with Best Available Antibiotic Therapy (“BAT”) had a higher and earlier cure rate compared to placebo (BAT alone) in patients with complicated SAB at day 12 as assessed by both blinded site investigators and independent adjudicators. Additionally, patients who received AP-SA02 demonstrated 100% response rate without relapse one week post-BAT and 28 days later at End of Study when compared to the placebo (BAT alone) group which showed approximately 25% lack of response or relapse at both timepoints.
o	AP-SA02 was well-tolerated with clinical efficacy against both methicillin-resistant S. aureus and methicillin-sensitive S. aureus, and patients treated with AP-SA02 showed trends toward rapid normalization of key predictors of mortality and complications in SAB including C-reactive protein and interleukin-10, shorter time to negative blood culture, quicker time to resolution of signs and symptoms at the infection site, and shorter intensive care unit and hospital utilization.
●	Announced that its state-of-the-art current Good Manufacturing Practice (“cGMP”) manufacturing facility in Los Angeles, California, has been formally commissioned. Full production runs have been completed with no issues or concerns.
o	Armata’s 56,000 square foot facility includes 10,000 square feet of cGMP clean rooms, an automated fill and finish suite, and quality control laboratories, to support future clinical trials and full commercialization as well as potential partnering and contract manufacturing opportunities.
o	Aligns with the federal government’s focus on onshoring manufacturing to secure the supply chain of essential medicines for the health and safety of the American people.
o	Aligns with the need to confront the growing antimicrobial resistance crisis and the risk of bacterial escape from current antibiotics.
●	Entered into a secured credit agreement with Innoviva Strategic Opportunities LLC, a wholly owned subsidiary of Innoviva, Inc., Armata’s largest shareholder, for a loan of $15.0 million that will mature on January 11, 2029, the proceeds of which are being used to continue to advance development of AP-SA02.
●	Further advanced bacteriophage science through a structural biology publication in the Journal of Molecular Biology.
●	Participated in the H.C. Wainwright 27th Annual Global Investment Conference.

“Compelling efficacy data from the Phase 1b/2a randomized controlled study of intravenously administered AP-SA02, including the favorable safety and tolerability profile, underscore the precision infection control enabled by Armata’s well-characterized, high-purity phage cocktails, and provide strong rationale for advancement of AP-SA02 into late-stage clinical development,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “Subject to review and feedback from the U.S. Food and Drug Administration, we are committed to developing a superiority pivotal trial with the goal of introducing AP-SA02 as a new standard of care for complicated Staphylococcus aureus bacteremia, a common, extremely severe, and often deadly infection.”

“With the full commissioning of our state-of-the-art cGMP manufacturing facility in Los Angeles, California, we are now operationally ready to scale production for late-stage clinical development. We reiterate our commitment to U.S.-based manufacturing in support of the federal government’s efforts to secure the pharmaceutical supply chain through onshore manufacturing of essential medicines. We have made tremendous progress this year advancing phage-based therapeutics as potential treatments for both acute and chronic bacterial infections, and with line-of-site to the potential initiation of a Phase 3 study in 2026, we believe we are well positioned to bring new hope to patients with significant unmet medical need, while creating long-term value for our shareholders,” Dr. Birx concluded.

Third Quarter 2025 Financial Results

Grant and Award Revenue. The Company recognized grant and award revenue of $1.2 million for the three months ended September 30, 2025, as compared to $3.0 million in the comparable period in 2024. This represents the Medical Technology Enterprise Consortium’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of SAB.

Research and Development. Research and development expenses for the three months ended September 30, 2025 were approximately $5.8 million, compared to approximately $9.5 million for the comparable period in 2024 reflecting completion of two Phase 2 clincial trials and enhanced operational efficiency. The Company continues to invest in clinical-related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended September 30, 2025 were approximately $3.1 million, compared to approximately $3.2 million for the comparable period in 2024.

Loss from Operations. Loss from operations for the three months ended September 30, 2025 was approximately $7.8 million, compared to a loss from operations of approximately $9.8 million for the comparable period in 2024.

Cash and Cash Equivalents. As of September 30, 2025, Armata held approximately $14.8 million of unrestricted cash and cash equivalents, compared to $9.3 million as of December 31, 2024.

As of November 4, 2025, approximately 36.3 million common shares were outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2025, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$14,756	$9,291
Prepaid expenses and other current assets	1,415	1,273
Other receivables	759	744
Total current assets	16,930	11,308
Property and equipment, net	12,560	13,241
Operating lease right-of-use asset	39,917	41,687
Intangible assets, net	13,746	13,746
Other long term assets	6,363	6,455
Total assets	$89,516	$86,437

Liabilities and stockholders’ deficit
Accounts payable, accrued and other current liabilities	8,870	9,295
Convertible Loan, current	48,088	—
Term debt, current	82,992	38,954
Total current liabilities	$139,950	$48,249
Convertible Loan, non-current	—	32,897
Term debt, non-current	15,240	22,539
Operating lease liabilities, net of current portion	26,837	27,694
Deferred tax liability	3,077	3,077
Total liabilities	185,104	134,456
Stockholders’ deficit	(95,588)	(48,019)
Total liabilities and stockholders’ deficit	$89,516	$86,437

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Grant and award revenue	$1,159	$2,973	$3,819	$3,939
Operating expenses
Research and development	5,824	9,485	17,647	25,975
General and administrative	3,111	3,244	8,983	9,861
Total operating expenses	8,935	12,729	26,630	35,836
Operating loss	(7,776)	(9,756)	(22,811)	(31,897)
Other income (expense)
Interest income	90	294	257	567
Interest expense	(4,346)	(2,923)	(11,756)	(7,462)
Change in fair value of the Convertible Loan	(14,643)	6,904	(15,191)	17,276
Total other income (expense), net	(18,899)	4,275	(26,690)	10,381
Net loss	$(26,675)	$(5,481)	$(49,501)	$(21,516)
Per share information:
Net loss per share, basic and diluted	$(0.74)	$(0.15)	$(1.37)	$(0.60)
Weighted average shares outstanding, basic and diluted	36,226,285	36,180,124	36,201,674	36,153,388

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net loss	$(49,501)	$(21,516)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,113	945
Stock-based compensation expense	1,978	2,539
Change in fair value of the Convertible Loan	15,191	(17,276)
Non-cash interest expense	11,739	7,483
Change in right-of-use asset	1,770	1,489
Changes in operating assets and liabilities	(1,379)	(3,288)
Net cash used in operating activities	(19,089)	(29,624)
Investing activities:
Purchases of property and equipment	(490)	(1,956)
Net cash used in investing activities	(490)	(1,956)
Financing activities:
Proceeds from issuance of term debt, net of issuance costs	25,000	34,889
Payments for taxes related to net share settlement of equity awards	(46)	(61)
Proceeds from exercise of stock options	—	130
Net cash provided by financing activities	24,954	34,958
Net increase in cash, cash equivalents and restricted cash	5,375	3,378
Cash, cash equivalents and restricted cash, beginning of period	14,771	19,243
Cash, cash equivalents and restricted cash, end of period	$20,146	$22,621

	Nine Months Ended September 30,
	2025	2024
Cash and cash equivalents	$14,756	$17,141
Restricted cash	5,390	5,480
Cash, cash equivalents and restricted cash	$20,146	$22,621